Exhibit 10.2

PROMISSORY NOTE

U.S. $	1,000,000.00	Dated as of:	January 14, 2022,

FOR VALUE RECEIVED, Mullen Automotive, Inc., a Delaware corporation, having its principal office at 1405 Pioneer Street, Brea, CA 9282 l (“Maker”), unconditionally promises to pay to Mark Betor, (together with his successors and assigns, “Payee”), having a place of business at     12451 Heritage Springs Dr. Santa Fe Springs, CA 90670 or at such other place as the holder of this Promissory Note (“Note”) may hereafter direct in writing, the principal sum of One Million and 00/100 Dollars ($1,000,000.00) – the “Loan Amount”.

Maker acknowledges having received Two Hundred Fifty Thousand Dollars ($250,000)- (the “Advance Amount”) from Payee on January 14, 2022 and that the amount payable to Maker upon signature of this Note is Seven Hundred Fifty Thousand Dollars ($750,000) – the “Final Payment”

All payments due under this Note shall be repaid in full no later than April 10, 2022 (“Maturity Date”). The Maturity date will automatically be accelerated and all amount due pursuant hereto shall be fully repayable upon (a) the effectiveness of the S3 Registration Statement that was filed by Maker with the Securities and Exchange Commission (“SEC”) on January 11, 2022 and (b) the first draw down by Mullen of funding from ESOUSA as referenced in Maker’s SEC filings. Maker shall provide Payee written notice within 48 hours of the occurrence of the foregoing events. Payee may in its sole discretion extend the Maturity Date for an additional, one time 90-day period, at all amounts then due shall be subject to a 10% (ten percent) per month default rate. This Payee right shall be in the form of a put and shall be exercised by 5 PM on April 9, 2022 by email to David Michery, CEO of Mullen at david@mullenusa.com. In the event the put is not exercised by Payee, the total amount due under this Note shall be due and payable by the Maturity Date failing which it shall be in default.

Maker’s total agreed Loan Amount repayment is One Million One Hundred Fifty and 00/100 Dollars $1,150,000- (“Repayment Sum”) and shall be payable regardless of whether the Maturity Date has been accelerated. Upon receipt of the Final Payment, Maker shall deliver to Payee a company Check dated April 10, 2022 in the amount of the Repayment Sum (the “Company Check”). The Loan Amount constitutes a “sum certain” and that Maker agrees that there are set-offs, counter claims or any defenses to the repayment thereof. All defenses are hereby waived for purposes of collection and/or any motion for summary judgment.

In the event that payment required hereunder is not received by or on behalf of Payee within seven (7) days after the due date thereof, Maker shall be in default hereunder and the entire Repayment Sum shall become due and payable immediately, without notice or demand, at the election of the Payee, provided that the Payee shall endeavor (but is not required) to provide notice to Maker. Maker waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Note. Maker shall have the right to prepay the Repayment Sum at any time. Upon repayment of the Repayment Sum, Payee shall return the Company Check to Maker.

All amounts payable under this Note shall be payable with all collection costs and attorneys’ fees. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. TO THE FULLEST EXTENT PERMITTED BY LAW, MAKER, AFTER CONSULTING WITH COUNSEL OR HAVING HAD THE OPPORTUNITY TO DO SO, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS NOTE.

Mullen Automotive, Inc.
By:
Printed:	David Michery
Title:	CEO